EX-99,(e)(2)

Amended July 17, 2025

EXHIBIT A TO DISTRIBUTION AGREEMENT

Series (“Funds”) of GOLDMAN SACHS TRUST II, a Delaware statutory trust (the “Trust”)

Goldman Sachs GQG Partners International Opportunities Fund

Goldman Sachs Multi-Strategy Alternatives Fund

Goldman Sachs Multi-Manager Global Equity Fund

Goldman Sachs Multi-Manager Non-Core Fixed Income Fund

Goldman Sachs Multi-Manager Real Assets Strategy Fund

Multi-Manager International Equity Fund

Multi-Manager U.S. Small Cap Equity Fund

Multi-Manager High Yield Bond Fund

GOLDMAN SACHS & CO. LLC		GOLDMAN SACHS TRUST II

By:	/s/ Kenneth Cawley	By:	/s/ James A. McNamara
	Name: Kenneth Cawley		Name: James A. McNamara
	Title: Managing Director		Title: President of the Trust